                                                                    EXHIBIT 4.5

              GUARANTEE AGREEMENT WITH RESPECT TO COMMON SECURITIES

               This Agreement, dated as of December 3, 1997, is executed and delivered by Superior National Insurance Group, Inc., a corporation organized under the laws of the State of Delaware ("Guarantor"), having its principal office at 26601 Agoura Road, Calabasas, California 91302, for the benefit of the holders from time to time (the "Holders") of the Common Securities (as defined in the Guarantee Agreement) of Superior National Capital Trust I, a Delaware statutory business trust (the "Trust").

               WHEREAS, pursuant to the Guarantee Agreement, dated as of December 3, 1997, between Superior National Insurance Group, Inc., as Guarantor, and Wilmington Trust Company, as Trustee (the "Guarantee Agreement"), the Guarantor has irrevocably and unconditionally agreed to pay in full to the holders of Preferred Securities (as defined therein) the Guarantee Payments (as defined therein).

               NOW, THEREFORE, it is hereby agreed that:

               Section 1.0  Definitions.

               Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement as in effect on the date hereof.

               Section 2.0  Guarantee.

               The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders Guarantee Payments to the same extent as the guarantee provided to the holders of Preferred Securities under the Guarantee Agreement; provided, however, that upon the occurrence and during the continuation of a Declaration Event of Default (as defined in the Declaration), holders of Preferred Securities shall have priority over the Holders with respect to the Guarantee Payments.

               Section 3.0  Governing Law.

               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
NEW YORK.

               This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

               THIS AGREEMENT is executed as of the day and year first above written.

                                        Superior National Insurance Group, Inc.



                                        By:   /s/ [SIGNATURE]
                                           ------------------------------------
                                           Name:
                                           Title:



                                        By:  /s/ [SIGNATURE]
                                           ------------------------------------
                                           Name:
                                           Title: